JACKSON(SM)
                                                 National Life Insurance Company
                                                                 A Stock Company
[1 Corporate Way
Lansing, Michigan 48951
www.jackson.com]

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Thank you for choosing Jackson National Life Insurance Company, hereinafter also referred to as "the Company" or "Jackson." If You have any questions, please contact the Company at the Service Center address and telephone number shown on the Contract Data Page.

THIS ANNUITY CONTRACT IS ISSUED BY THE COMPANY AND IS A LEGAL AGREEMENT BETWEEN THE OWNER ("YOU") AND JACKSON NATIONAL LIFE INSURANCE COMPANY. READ YOUR CONTRACT CAREFULLY.

AMOUNTS  ALLOCATED  TO  THE  SEPARATE  ACCOUNT  INVESTMENT   DIVISIONS  ARE  NOT
GUARANTEED AND MAY INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE UNDERLYING MUTUAL FUNDS.

THE FIXED ACCOUNT OPTIONS ARE SUBJECT TO AN EXCESS INTEREST ADJUSTMENT WHICH MAY INCREASE OR DECREASE AMOUNTS PAYABLE, TRANSFERRED OR WITHDRAWN, BUT THE FIXED ACCOUNT CONTRACT VALUE WILL NEVER DECREASE TO LESS THAN THE SUM OF THE FIXED ACCOUNT MINIMUM VALUES.

THE FIXED ACCOUNT CONTRACT VALUE AND DEATH BENEFIT WILL NEVER BE LESS THAN THAT REQUIRED BY THE STATE WHERE THIS CONTRACT WAS ISSUED.

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                       NOTICE OF RIGHT TO EXAMINE CONTRACT
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YOU MAY RETURN THIS CONTRACT TO THE SELLING  PRODUCER OR THE COMPANY WITHIN [10]
DAYS AFTER YOU RECEIVE IT. THE COMPANY WILL REFUND THE CONTRACT VALUE LESS ANY CONTRACT ENHANCEMENT, WITHOUT DEDUCTION FOR ANY SALES CHARGES, FOR THE BUSINESS DAY ON WHICH THE CONTRACT IS RECEIVED AT ITS SERVICE CENTER. UPON SUCH REFUND, THE CONTRACT SHALL BE VOID.
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INDIVIDUAL DEFERRED VARIABLE AND
FIXED ANNUITY CONTRACT (FLEXIBLE
PREMIUM).  DEATH BENEFIT AVAILABLE.
INCOME OPTIONS AVAILABLE.
NONPARTICIPATING.

                                          This Contract is signed by the Company
                                          CLARK P. MANNING
                                          Clark P. Manning, Jr.
                                          President and Chief Executive Officer

                                          THOMAS J. MEYER
                                          Thomas J. Meyer
                                          Secretary

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VA340                                                     1
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                                TABLE OF CONTENTS
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                          PROVISION                               PAGE NUMBER

         CONTRACT DATA PAGE                                             [3a

         DEFINITIONS                                                      4

         GENERAL PROVISIONS                                               8

         ACCUMULATION PROVISIONS                                         12

         WITHDRAWAL PROVISIONS                                           14

         DEATH BENEFIT PROVISIONS                                        20

         INCOME PROVISIONS                                               23

         TERMINATION PROVISION                                           26

         TABLE OF INCOME OPTIONS                                        27]


VA340                                                     2
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                               CONTRACT DATA PAGE
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Contract Number:                               [1234567890]

Owner:                                         [John Doe]

Owner Issue Age:                               [35]

Joint Owner:                                   [Jane Doe]

Joint Owner Issue Age:                         [35]

Annuitant:                                     [John Doe]

Annuitant Issue Age:                           [35]

Joint Annuitant:                               [Jane Doe]

Joint Annuitant Issue Age:                     [35]

Initial Premium:                               [$10,000]

Issue Date:                                    [September 1, 2008]

Issue State:                                   [Michigan]

Income Date:                                   [September 1, 2038]

Fixed Account Minimum                          [2% in the first 10 Contract
Interest Rate:                                 Years and 3% thereafter.]

Initial Contract Enhancement Percentage:       [6%]

Beneficiary(ies):                              [Brian Doe]

VA340                                                    3a


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                           CONTRACT DATA PAGE (CONT'D)
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MORTALITY AND EXPENSE
CHARGE:

               On an annual basis, this charge equals [1.65%] of the daily net asset value of the Investment Divisions.

ADMINISTRATION CHARGE:

               On an annual basis, this charge equals [0.15%] of the daily net asset value of the Investment Divisions.

TOTAL ASSET BASED CHARGES:

               ON AN ANNUAL  BASIS,  THE TOTAL OF ALL ASSET  BASED  CHARGES,  IS
               EQUAL  TO  [X.XX%]  [DURING  CONTRACT  YEARS  1-[X]  AND  [X.XX%]
               AFTERWARD] OF THE DAILY NET ASSET VALUE OF THE INVESTMENT DIVISIONS.

               Asset based charges are deducted daily as part of the Accumulation Unit Value calculation. Total asset based charges include the Mortality and Expense Charge, the Administration Charge and asset based charges for optional benefits.

OPTIONAL BENEFITS ELECTED:

VA340                                                    3b
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                           CONTRACT DATA PAGE (CONT'D)
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ANNUAL CONTRACT
MAINTENANCE CHARGE:

               An annual charge of no more than [$35.00] will be deducted by the Company from those Contracts where the Contract Value is less than [$50,000] at the time such charge is assessed.

WITHDRAWAL CHARGE
SCHEDULE:

             COMPLETED YEARS SINCE                WITHDRAWAL CHARGE
              RECEIPT OF PREMIUM                     PERCENTAGE
                      [0                                7.50%
                       1                                7.00%
                       2                                6.00%
                       3                                5.50%
                       4                                5.00%
                       5                                4.00%
                       6                                3.00%
                       7                                2.00%
                       8                                1.00%
                       9+                              0.00%]

               We may offer a discount or reduce or eliminate the amount of the Withdrawal Charge when the Contract is sold to certain individuals or groups of individuals under circumstances that reduce our sales expense.

RECAPTURE CHARGE
SCHEDULE:

                COMPLETED YEARS SINCE                RECAPTURE CHARGE
                 RECEIPT OF PREMIUM                     PERCENTAGE
                         [0                                6.00%
                          1                                5.50%
                          2                                4.50%
                          3                                4.00%
                          4                                3.50%
                          5                                3.00%
                          6                                2.00%
                          7                                1.00%
                          8                                0.50%
                          9+                               0.00%]

EXCESS INTEREST ADJUSTMENT:

               Certain payments, transfers and withdrawals from a Fixed Account Option are subject to an Excess Interest Adjustment, the calculation of which may result in an increase or decrease in amounts payable. In no event will a total withdrawal from a Fixed Account Option be less than the Fixed Account Minimum Value. (See Fixed Account Option section of the Contract for details.)

TRANSFER/TRANSFER CHARGE:

               A fee of [$25.00] is charged for each transfer in excess of [15] in any Contract Year. Any Transfer Charge is deducted from the amount transferred prior to the allocation to the new Contract Option. Transfer Charges will not be applied to transfers due to dollar cost averaging or other systematic investment programs provided by the Company, nor will these transfers count against the [15] free transfers allowed in a Contract Year.

               Asset allocation service providers must comply with the Company's administrative systems, rules, and procedures.

VA340                                                    3c
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                           CONTRACT DATA PAGE (CONT'D)
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TRANSFER/TRANSFER CHARGE

               A transfer will be effective as of the end of the Business Day (CONTINUED): when the Company receives a transfer request prior to market close in Good Order, otherwise the transfer will be effective as of the end of the next Business Day.

               The Company will not be liable for a transfer made in accordance with the Owner's instructions.

               FROM INVESTMENT DIVISION TO INVESTMENT DIVISION. Prior to and after the Income Date, You may transfer all or a portion of Your Contract Value in one Investment Division to any available Investment Division(s).

               FROM INVESTMENT DIVISION TO A FIXED ACCOUNT OPTION. If allowed by the Company, in its sole discretion, prior to the Income Date, You may transfer all or a portion of Your Contract Value in an Investment Division to a Fixed Account Option. The Company, in its sole discretion, may restrict or prohibit this type of transfer from time to time on a nondiscriminatory basis.

               FROM A FIXED ACCOUNT OPTION TO AN INVESTMENT DIVISION OR TO A FIXED ACCOUNT OPTION. If allowed by the Company, in its sole discretion, prior to the Income Date, You may transfer all or a portion of Your Contract Value in a Fixed Account Option to any available Investment Division(s) or to a Fixed Account Option(s), subject to any applicable Excess Interest Adjustment. The Company may restrict or prohibit transfers in its sole discretion to a Fixed Account Option(s) from time to time on a nondiscriminatory basis.

PREMIUM(S):

               Premiums are flexible with the exception that Premiums will not be accepted on or after the first Contract Anniversary following the Owner's 85th birthday. This means that the Owner may change the amounts, frequency or timing of Premiums. The initial Premium must be at least [$5,000] for Nonqualified Plan Contracts and [$2,000] for Qualified Plan Contracts. Subsequent Premiums must be at least [$500] ([$50] if made in connection with an automatic payment plan). Total Premiums under a Contract may not exceed [$1,000,000]. However, the Company may waive the minimums or maximums at any time. The Company reserves the right to refuse any Premium payment.

VA340                                                    3d
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                           CONTRACT DATA PAGE (CONT'D)
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PREMIUM(S) (CONTINUED):

               The Owner may allocate Premiums among the Fixed Account Option(s) and Investment Divisions, subject to the approval of the Company, which will be granted in advance on a nondiscriminatory basis. Allocations may be made in any percent from 0% to 100% in whole percentages. The minimum that may be allocated to a Fixed Account Option or an Investment Division is [$100]. The Company reserves the right to restrict or refuse any Premium allocation to a Fixed Account Option(s) at any time on a nondiscriminatory basis. Any subsequent Premium will be allocated according to Your most recent instructions on file with the Company, provided that each allocation meets the minimums and restrictions described above, regardless of such instructions.

               The Company reserves the right to require, in advance, the automatic transfer of amounts allocated to the 1-year Fixed Account Option to the Investment Division(s) of Your choice in regular installments over a specified period from the date of allocation on a nondiscriminatory basis. A pre-determined amount will be transferred from the source Fixed Account Option to the Owner selected Investment Division(s) such that at the end of the specified period all amounts in the 1-year Fixed Account Option will have been transferred. The Company reserves the right to specify in advance the transfer amount, the length of the period, and the transfer frequency over which the transfers will be completed. The funds being transferred will be allocated to the Investment Division(s) elected by You. You may change Your selected Investment Division(s) at any time. These automatic transfers will not count against the [15] free transfers in a Contract Year.

CONTRACT OPTIONS:

INVESTMENT DIVISION(S):

               Availability is indicated in the current prospectus and any supplements.

FIXED ACCOUNT OPTIONS:

               [1-Year Period; 3-Year Period; 5-Year Period; and 7-Year Period, the availability of which to be determined by the Company.]

The Contract Options You have selected will be detailed in a confirmation sent to You by the Company on or after the Issue Date.

VA340                                                    3e
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                           CONTRACT DATA PAGE (CONT'D)
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["S&P(R)"  is a  trademark  of the  McGraw  Hill  Companies,  Inc.  and has been licensed for use by the Company. This Contract is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing this Contract.

This Contract is not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the Owners of this Contract or any member of the public regarding the advisability of purchasing this Contract. Dow Jones' only relationship to Jackson National Life Insurance Company (Jackson) is the licensing of certain copyrights, trademarks, servicemarks and service names of Dow Jones. Dow Jones has no obligation to take the needs of Jackson or the Owners of this Contract into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. Dow Jones is not responsible for and has not participated in the determination of the terms and conditions of this Contract to be issued, including the pricing or the amount payable under the Contract. Dow Jones has no obligation or liability in connection with the administration or marketing of this Contract.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JACKSON, OWNERS OF THIS CONTRACT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND JACKSON.

"NYSE(R)" is a registered mark of, and "NYSE International 100 IndexSM" is a service mark of, the New York Stock Exchange, Inc. ("NYSE") and have been licensed for use for certain purposes by Jackson National Asset Management, LLC. The JNL/Mellon Capital Management NYSE(R) International 25 Fund is not sponsored, endorsed, sold or promoted by NYSE, and NYSE makes no representation regarding the advisability of investing in the JNL/Mellon Capital Management NYSE(R) International 25 Fund.

"NYSE International 100 IndexSM" is a service mark of NYSE Group, Inc. NYSE Group, Inc. has no relationship to Jackson National Asset Management, LLC, other than the licensing of the "NYSE International 100 IndexSM" (the "Index") and its service marks for use in connection with the JNL/Mellon Capital Management NYSE(R) International 25 Fund.

NYSE Group, Inc. DOES NOT:

     o Sponsor, endorse, sell or promote the JNL/Mellon Capital Management NYSE(R) International 25 Fund. o

VA340                                                    3f
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                           CONTRACT DATA PAGE (CONT'D)
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     o    Recommend that any person invest in the JNL/Mellon  Capital Management
          NYSE(R) International 25 Fund or any other securities.

     o Have any responsibility or liability for or make any decisions about the timing, amount or pricing of JNL/Mellon Capital Management NYSE(R) International 25 Fund.

     o    Have  any   responsibility   or  liability  for  the   administration,
          management or marketing of the JNL/Mellon Capital Management NYSE(R) International 25 Fund.

     o    Consider  the  needs  of the  JNL/Mellon  Capital  Management  NYSE(R)
          International 25 Fund or the owners of the JNL/Mellon Capital Management NYSE(R) International 25 Fund in determining, composing or calculating the NYSE International 100 IndexSM or have any obligation to do so.

NYSE GROUP,  INC. AND ITS  AFFILIATES  WILL NOT HAVE ANY LIABILITY IN CONNECTION
WITH  THE  JNL/MELLON  CAPITAL   MANAGEMENT   NYSE(R)   INTERNATIONAL  25  FUND.
SPECIFICALLY,

o NYSE GROUP, INC. AND ITS AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AND NYSE GROUP, INC. AND ITS AFFILIATES DISCLAIM ANY WARRANTY ABOUT:

o THE RESULTS TO BE OBTAINED BY THE JNL/MELLON CAPITAL MANAGEMENT NYSE(R) INTERNATIONAL 25 FUND, THE OWNER OF THE JNL/MELLON CAPITAL MANAGEMENT NYSE(R) INTERNATIONAL 25 FUND OR ANY OTHER PERSON IN CONNECTION WITH THE USE OF THE INDEX AND THE DATA INCLUDED IN THE NYSE INTERNATIONAL 100 INDEXSM;

o    THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS DATA;

o THE MERCHANTABILITY AND THE FITNESS FOR A PARTICULAR PURPOSE OR USE OF THE INDEX AND ITS DATA;

o NYSE GROUP, INC. WILL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS IN THE INDEX OR ITS DATA;

o UNDER NO CIRCUMSTANCES WILL NYSE GROUP, INC. OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NYSE GROUP, INC. KNOWS THAT THEY MIGHT OCCUR.

THE LICENSING AGREEMENT BETWEEN JACKSON NATIONAL ASSET MANAGEMENT, LLC AND NYSE GROUP, INC. IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE JNL/MELLON CAPITAL MANAGEMENT NYSE(R) INTERNATIONAL 25 FUND OR ANY OTHER THIRD PARTIES.]

If You have questions about this Contract including requests for information about coverage or complaint resolutions, You may contact our Service Center at the following address or telephone number.

          Jackson Service Center                      Express Mail:
          [P.O. Box 24068                             Jackson Service Center
          Lansing, MI 48909-4068                      [1 Corporate Way
          800/644-4565]                               Lansing, MI 48951]

VA340                                                    3g
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                                   DEFINITIONS
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ACCUMULATION  UNIT.  A unit  of  measure  used  to  calculate  the  value  in an
Investment Division prior to the Income Date.

ADJUSTED PREMIUM. The Adjusted Premium is determined at the time each Premium payment is processed and is equal to the sum of all Premium payments (including the current Premium payment) less the sum of all partial withdrawals (including any Withdrawal Charges, Recapture Charges, and Excess Interest Adjustments on such withdrawals).

ANNUITANT. The natural person on whose life annuity payments for this Contract are based. Any reference to the Annuitant includes any Joint Annuitant.

ANNUITY UNIT. A unit of measure used to calculate the amount of a variable annuity payment.

BASE INTEREST RATE. The rate of interest established by the Company, at its sole discretion, for a specified Fixed Account Option period. In no event will the Base Interest Rate be less than the Fixed Account Minimum Interest Rate shown on the Contract Data Page.

BENEFICIARY(IES). The person(s) or entity(ies) designated to receive any Contract benefits upon the death of the Owner.

BUSINESS DAY. Each day that the New York Stock Exchange is open for business. All requests for transactions that are received at the Company's Service Center in Good Order on any Business Day prior to market close, generally 4 P.M. Eastern Time, will be processed effective the end of that Business Day.

CONTRACT. The Individual Deferred Variable and Fixed Annuity Contract between You and the Company.

CONTRACT ANNIVERSARY. Each one year anniversary of the Issue Date.

CONTRACT ENHANCEMENT. The amount credited to the Separate Account Contract Value and/or the Fixed Account Contract Value for each Premium received in accordance with the Contract Enhancement Provision.

CONTRACT OPTION. One of the allocation options offered by the Company under this Contract. Each Contract Option is more fully explained in the Accumulation Provisions.

CONTRACT VALUE. The Contract Value equals the sum of the Separate Account Contract Value and the Fixed Account Contract Value.

CONTRACT YEAR. The twelve-month period beginning on the Issue Date or any Contract Anniversary.

CURRENT INTEREST RATE. The Base Interest Rate plus any additional interest rate credited by the Company, less any charges due under any optional endorsements to the Contract. In no event will the Current Interest Rate be less than the Fixed Account Minimum Interest Rate shown on the Contract Data Page.

VA340                                                     4
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                              DEFINITIONS (CONT'D)
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DESIGNATED OPTION(S).  The Investment Division(s) and/or Fixed Account Option(s)
made available by the Company and selected by the Owner to which amounts will be transferred from a Source Option pursuant to one of the Company's systematic investment programs.

EXCESS INTEREST ADJUSTMENT. An adjustment applied, with certain exceptions, to amounts withdrawn, transferred or annuitized from a Fixed Account Option prior to the end of the applicable Fixed Account Option period.

FIXED ACCOUNT. Contract Values allocated to one or more of the Fixed Account Options. Allocations made to Fixed Account Options are part of the general account of the Company. The general account is made up of all general assets of the Company, other than those in the Separate Account and other segregated asset accounts.

FIXED ACCOUNT CONTRACT VALUE. The sum of all amounts allocated and credited to the Fixed Account Options under the Contract, less any amounts canceled or withdrawn for charges, deductions, withdrawals or transfers.

FIXED ACCOUNT MINIMUM VALUE. Premiums, net of any applicable premium tax, Contract Enhancements, and transfers allocated to the Fixed Account Option, less transfers, withdrawals, and charges from the Fixed Account Option, accumulated at the Fixed Account Minimum Interest Rate shown on the Contract Data Page, less any Withdrawal Charge, Recapture Charge or tax due.

FIXED ACCOUNT OPTION. A Contract Option within the Fixed Account for a specific period under which the Current Interest Rate will be credited.

GOOD ORDER. The receipt by the Company of any and all information, documentation, instructions and/or Premium deemed necessary by the Company, in its sole discretion, to issue the Contract or execute any transaction pursuant to the terms of the Contract.

HOSPITAL. A facility located within the United States or its territories which is operated pursuant to law; operates primarily for the care and treatment of sick and injured persons as inpatients; provides continuous 24-hour nursing service by or under the supervision of a registered professional nurse (R.N.); is supervised by a staff of licensed physicians; and, has medical, diagnostic and major surgical facilities on a prearranged basis.

IMMEDIATE FAMILY. A spouse, child, brother, sister, parent or grandparent.

INCOME DATE. The date on which annuity payments are to begin under an income option.

INVESTMENT DIVISIONS. Separate and distinct divisions of the Separate Account to which specific Underlying Mutual Fund shares are allocated, and for which Accumulation Units and Annuity Units are separately maintained. The Contract Value in the Investment Divisions will go up or down depending on the performance of the Underlying Mutual Funds.

ISSUE DATE. The date the Contract was issued by the Company, as shown on the Contract Data Page.

VA340                                                     5
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                              DEFINITIONS (CONT'D)
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JOINT OWNER. If there is more than one Owner,  each Owner shall be a Joint Owner of the Contract. Joint Owners have equal ownership rights and must each authorize any exercising of those ownership rights under the Contract.

LATEST INCOME DATE. The date on which the Owner attains age 95 under a Nonqualified Plan Contract, or such earlier date as required by the applicable qualified plan, law, or regulation.

NONQUALIFIED PLAN. A retirement plan which does not qualify for favorable tax treatment under Section [401, 403, 408, 408A or 457] of the Internal Revenue Code, as amended.

NURSING HOME. A facility located in the United States or its territories; operates pursuant to law in the jurisdiction in which it is located; provides custodial care under the supervision of a registered nurse (R.N.) or a Physician; and, DOES NOT include any place owned or operated by a member of the Beneficiary's, Annuitant's or Joint Annuitant's, Owner's or Joint Owner's Immediate Family.

OWNER ("YOU," "YOUR"). The person or entity shown on the Contract Data Page who is entitled to exercise all rights and privileges under this Contract. Usually, but not always, the Owner is the Annuitant. If Joint Owners are named, all references to Owner shall mean Joint Owner.

PHYSICIAN. An individual who is licensed to practice medicine and treat illness or injury in the United States or its territories where treatment is received and who is acting within the scope of his or her license. The term Physician only refers to a Physician licensed and currently practicing in the United States or its territories. Physician does not include: 1. an Annuitant or Joint Annuitant; 2. an Owner or Joint Owner; 3. Beneficiary(ies); or 4. a person who is part of the Beneficiary's, Annuitant's or Joint Annuitant's, Owner's or Joint Owner's Immediate Family.

PREMIUM(S). Considerations paid into this Contract by or on behalf of the Owner.

QUALIFIED PLAN. A retirement plan which qualifies for favorable tax treatment under Sections [401, 403, 408, 408A or 457] of the Internal Revenue Code, as amended.

RECAPTURE CHARGE. The charge assessed against certain withdrawals from the Contract Value and in the event of payments under an income option, which reflects that portion of the Contract Enhancement(s) still subject to recapture.

REMAINING  PREMIUM.   The  total  Premium  reduced  by  withdrawals  that  incur
Withdrawal Charges and Recapture Charges, and withdrawals of Premiums that are no longer subject to Withdrawal Charges and Recapture Charges.

VA340                                                     6

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                              DEFINITIONS (CONT'D)
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SEPARATE ACCOUNT.  A segregated asset account  established and maintained by the
Company in accordance with Michigan law in which a portion of the Company's assets have been allocated for this and certain other contracts.

SEPARATE ACCOUNT CONTRACT VALUE. The current value of the amounts allocated to the Investment Divisions of this Contract.

SERVICE CENTER. The Company's address and telephone number as specified on the Contract Data Page or as may be designated by the Company from time to time.

SOURCE OPTION (THE SOURCE). The Investment Division or Fixed Account Option made available by the Company and selected by the Owner from which amounts will be transferred to a Designated Option(s) pursuant to one of the Company's systematic investment programs.

TERMINAL ILLNESS. A noncorrectable medical condition, which will result in the death of the Owner within (12) twelve months or less from the date of the Physician's statement.

UNDERLYING MUTUAL FUNDS. The registered management investment companies in which assets of the Investment Divisions of the Separate Account will be invested.

WITHDRAWAL CHARGE. The charge assessed against certain withdrawals from the Contract Value and in the event of payments under an income option commencing during the first Contract Year.

WITHDRAWAL VALUE. The Contract Value, less any tax payable, minus any applicable Withdrawal Charges, Recapture Charges, Annual Contract Maintenance Charges, and charges due under any optional endorsement to the Contract, adjusted for any applicable Excess Interest Adjustment.
--------------------------------------------------------------------------------

VA340                                                     7

--------------------------------------------------------------------------------
                               GENERAL PROVISIONS
--------------------------------------------------------------------------------

ANNUITANT. The Owner may change the Annuitant at any time prior to the Income Date, unless the Owner is not a natural person. If the Owner is not a natural person, the age of the Annuitant will be used in lieu of the Owner's age for all purposes under this Contract, unless otherwise specified in the Contract. Also, if the Owner is not a natural person the following benefits will apply to the
Annuitant: Waiver of Withdrawal Charge and Recapture Charge due to Terminal Illness, the Waiver of Withdrawal Charge and Recapture Charge for Specified Conditions and the Waiver of Withdrawal Charge and Recapture Charge for Extended Care.

ASSIGNMENT. The Owner may assign this Contract before the Income Date, but the Company will not be bound by an assignment unless it is in writing and has been accepted and recorded at the Company's Service Center. The Company reserves the right to refuse assignments at any time on a nondiscriminatory basis. An assignment will take effect when recorded by the Company. The Company is not responsible for any payment made before an assignment is recorded. The Owner may exercise these rights subject to the interest of any assignee or irrevocable beneficiary. THE COMPANY ASSUMES NO RESPONSIBILITY FOR THE VALIDITY OR TAX CONSEQUENCES OF ANY ASSIGNMENT. IF YOU MAKE AN ASSIGNMENT, YOU MAY HAVE TO PAY INCOME TAX. YOU ARE ENCOURAGED TO SEEK COMPETENT LEGAL AND/OR TAX ADVICE.

BENEFICIARY. The individual(s) or entity(ies) designated by the Owner to receive any amount payable under this Contract upon the Owner's death or upon the death of the Annuitant on or after the Income Date pursuant to the terms of this Contract. (See Income Provision section for details.) The original Beneficiary(ies) will be shown on the Contract Data Page. If two or more persons are named, those surviving the Owner will share equally unless otherwise stated. If there are no surviving Beneficiaries at the death of the Owner, the death benefit will be paid to the Owner's estate. Upon the death of a Joint Owner, the surviving Joint Owner, if any, will be treated as the primary Beneficiary and all other Beneficiaries will be treated as contingent Beneficiaries. The Owner may change the Beneficiary(ies) by submitting a written request to the Service Center, unless an irrevocable beneficiary designation was previously filed with the Company. Any change will take effect when recorded by the Company. The Company is not liable for any payment made or action taken before the Company records such change.

CHARGES AND FEES. The Company may assess charges or fees under the Contract. Please see the Contract Data Page for more information as to charges or fees.

The Annual Contract Maintenance Charge specified on the Contract Data Page will be deducted on each Contract Anniversary that occurs on or prior to the Income Date. It will also be deducted when the Contract Value is withdrawn in full if the full withdrawal is not on a Contract Anniversary. The amount of Annual Contract Maintenance Charge may be reduced when sales of the Contract are made to a trustee, employer, or similar entity pursuant to an employee-sponsored retirement plan or when sales are made in a similar arrangement where offering the Contract to a group of individuals or certain individual(s) results in savings of administration expenses. The entitlement of such reduction in Annual Contract Maintenance Charge will be determined by the Company.

CONFORMITY WITH LAWS. This Contract will be interpreted under the law of the state in which it is issued and any applicable federal laws. Any provision that is in conflict with the law of such state or any federal law is amended to conform to the minimum requirements of such law.

VA340                                                     8

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

CONTESTABILITY. The Company will not contest this Contract from its Issue Date, as shown on the Contract Data Page.

CONTRACT ENHANCEMENT. The Contract Enhancement percentage is equal to [6%] if the Adjusted Premium is less than [$100,000] at the time the Premium is received or [8%] if the Adjusted Premium is equal to or greater than [$100,000] at the time the Premium is received.

At the time each Premium payment is received, the Company will credit an amount equal to the Contract Enhancement Percentage, multiplied by the Premium. The Contract Enhancement will be allocated to the Investment Divisions and/or Fixed Account Options in the same proportion as the Premium.

At the time that a Premium is received during the first Contract Year that causes the Adjusted Premium to equal or exceed [$100,000] when it was less than [$100,000] before the receipt of the Premium, the Company will credit an additional Contract Enhancement equal to [2%] of any previous Premium for which a [6%] Contract Enhancement was credited and for which no additional [2%] Contract Enhancement has already been credited. The additional [2%] Contract Enhancement will be allocated to the Investment Divisions and/or Fixed Account Options in the same proportion as the currently received Premium.

Your Contract Value will reflect any gains or losses attributable to a Contract Enhancement. A Contract Enhancement, and any gains or losses attributable to a Contract Enhancement distributed under Your Contract will be considered earnings under the Contract for tax purposes.

DEFERMENT OF PAYMENTS. The Company may defer payment from a Fixed Account Option for a period not exceeding six (6) months. Deferral for the six (6) month period will be made only if We make a written request and receive written approval from the regulatory official of the Issue State. Subject to state requirements, interest will be credited during such deferred period.

ENTIRE CONTRACT. The Contract, and any attached Company forms, endorsements and amendments together make up the entire Contract.

INCORRECT AGE OR SEX. If the age or sex of the Owner or Annuitant is incorrect, the payments will be those that the Premiums paid would have purchased at the correct age and sex. Any underpayments will be adjusted immediately by the Company. Overpayments will be deducted from future payments.

MODIFICATION OF CONTRACT. Any change or waiver of the provisions of this Contract must be in writing and signed by the President, a Vice President, the Secretary or Assistant Secretary of the Company. No financial representative or producer has authority to change or waive any provision of this Contract. The Company may amend or waive any portion of this Contract without notice or consent if state or federal law permits or so requires.

NONPARTICIPATING. This Contract does not share in the Company's surplus or earnings.

NOTICE. Information or instructions given to the Company by You must be in a form satisfactory to the Company, referred to as Good Order. Such notice takes effect when the Company accepts it and it is recorded at the Service Center.

VA340                                                     9

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

Any notice the Company sends to the Owner will be sent to the Owner's last known address unless the Owner requests otherwise in writing. Any request or notice must be sent to the Service Center, unless the Company advises You otherwise. You are responsible for promptly notifying the Company of any address change.

PROOF OF AGE, SEX OR SURVIVAL. The Company may require satisfactory proof of correct age or sex at any time. If any payment under this Contract depends on the Annuitant, Owner or Beneficiary being alive, the Company may require satisfactory proof of survival.

PROTECTION OF PROCEEDS. Proceeds under this Contract are not assignable by any Beneficiary prior to the time such proceeds become payable. To the extent permitted by applicable law, proceeds are not subject to the claims of creditors or to legal process.

REPORTS. The Company will send You a report at least once a year. The Company will also send You reports as required by law. They shall be addressed to the last address of the Owner known to the Company.

SUBSTITUTION OF INVESTMENT DIVISION(S). The Company may substitute any Underlying Mutual Fund(s) with another Underlying Mutual Fund without Your consent. Substitution would occur if the Company determines that the use of certain Underlying Mutual Fund(s) is no longer possible or if the Company determines it is no longer appropriate for the purposes of the Contract. No substitution will be made without notice to You. Changes of Underlying Mutual Fund(s) are subject to the federal securities laws and, if required, the laws of the state where the Contract was issued for delivery. Should a substitution, addition, or deletion occur, You will be allowed to select from the then current Investment Divisions and substitution may be made with respect to both existing Contract Value in that Investment Division(s) and the allocation of future Premiums.

SUSPENSION OF PAYMENTS. The Company may suspend or postpone any transfers or payments to or from the Investment Divisions if any of the following occur:

     1.   The New York Stock Exchange is closed;

     2.   Trading on the New York Stock Exchange is restricted;

     3. An emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets; or

     4. The Securities and Exchange Commission, by order, so permits for the protection of Contract Owners.

The applicable rules and regulations of the Securities and Exchange Commission will govern whether conditions described in 2. and/or 3. exist.

TAXES. The Company may deduct from the Contract Value any premium taxes or other taxes payable to a state or other government entity because of this Contract. Should the Company advance any amount so due, the Company is not waiving any right to collect such amount at a later date. The Company will deduct any withholding taxes required by applicable law as a result of any withdrawals or amounts payable from this Contract.

TRANSFER. The conditions for transfer between Contract Options are explained in the Contract Data Page. The Company reserves the right to restrict the number, means and frequency of transfers per year that may be requested by the Owner. 1.

VA340                                                    10

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

Your ability to make transfers is subject to modification if the Company determines, at the Company's sole discretion, that the exercise by one or more owners is, or would be, to the disadvantage of other owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer provision which is considered by the Company to be to the disadvantage of other owners. A modification regarding Your ability to make transfers to or from one or more of the Investment Divisions, could include, but not be limited to:

     1.   The requirement of a minimum time period between each transfer;

     2. Limiting transfer requests of an agent acting on behalf of one or more owners or under a power of attorney on behalf of one or more owners; or

     3.   Limiting the dollar amount that may be transferred at any one time.

The Company may provide systematic investment programs that allow You to transfer funds among the Investment Divisions and the Fixed Account Options. These programs may include dollar cost averaging, portfolio rebalancing, and the automatic monthly transfer of earnings from the 1-Year Fixed Account Option and/or money market Investment Division to other Investment Divisions or Fixed Account Options. You may contact the Company's Service Center, and the Company will furnish all necessary forms to request these programs. The Company makes no guarantee that these programs will result in a profit or protect against loss in a declining market.

In order to participate in a dollar cost averaging program or automatic transfer of earnings program, the Separate Account Contract Value plus the Fixed Account Contract Value must be at least [$15,000]. The Company may waive this requirement at its discretion. For a dollar cost averaging program, You may authorize the automatic transfer of a fixed dollar amount or selected percentage of the value of a Source Option, periodically to one or more Designated
Option(s). The intervals between transfers may be monthly, quarterly, semi-annually or annually.

Additionally, the Company may offer Owners selecting dollar cost averaging an enhanced interest rate(s) on Premium allocated to the 1-Year Fixed Account Option (Source Option) provided all amounts in the Source Option are transferred to the Designated Option(s) within a specific duration determined by the Company. The duration and interest rates are available from the Service Center upon request. Each month, the Company will transfer a predetermined amount from the Source Option. Upon the Owner's cancellation of this program, the Company will transfer the Source Option balance, including any interest, into the Designated Option(s) selected by the Owner.

VA340                                                    11

--------------------------------------------------------------------------------
                             ACCUMULATION PROVISIONS
--------------------------------------------------------------------------------

An Owner may not allocate Contract Values to more than [eighteen] Contract Options at any one time. The Company may waive this restriction at its discretion.

SEPARATE ACCOUNT. The Separate Account consists of assets the Company has set aside and has kept separate from the rest of the Company's general account assets and those of its other segregated asset accounts. These assets are not chargeable with liabilities arising out of any other business the Company may conduct. All the income, gains, and losses resulting from these assets are credited to or charged against the contracts supported by the Separate Account, and not against any other contracts the Company may issue. The assets of the Separate Account will be available to cover the liabilities of the Company's general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the Contracts supported by the Separate Account. The Separate Account consists of several Investment Divisions. The assets of the Separate Account shall be valued at least as often as any benefits of this Contract, but in no event will such valuation be less frequently than monthly.

ACCUMULATION UNITS. The Separate Account Contract Value will go up or down depending on the performance of the Investment Divisions. In order to monitor the Separate Account Contract Value during the accumulation phase, the Company uses a unit of measure called an Accumulation Unit. The value of an Accumulation Unit may go up or down from Business Day to Business Day. Adjustments to the Contract Value, such as withdrawals, transfers, and charges, result in the redemption of Accumulation Units. However, these adjustments do not affect the value of the Accumulation Units.

When You make an allocation to the Investment Divisions, the Company credits Your Contract with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount allocated to any Investment Division by the Accumulation Unit Value for that Investment Division at the close of the Business Day when the allocation is made.

ACCUMULATION UNIT VALUE. The Company determines the value of an Accumulation Unit for each of the Investment Divisions. This is done by:

     1. Determining the total amount of money invested in the particular Investment Division;

     2. Subtracting from that amount any Mortality and Expense Charge, Administration Charge, and any other charge for optional benefits and taxes;

     3.   Dividing  the  remainder  by the  number of  outstanding  Accumulation
          Units.

FIXED ACCOUNT. For any amounts allocated to the Fixed Account, the Owner will select the duration of the Fixed Account Option from those made available by the Company. Such amounts will earn interest at the Current Interest Rate for the chosen duration, compounded annually during the entire Fixed Account Option period. Subsequent Base Interest Rates may be higher or lower than the Base Interest Rates previously declared by the Company.

You may allocate Premiums, or make transfers from the Investment Divisions, to the Fixed Account Options at any time prior to the Income Date, subject to the provisions of this Contract. However, no Fixed Account Option period other than one year may be chosen which extends beyond the Income Date. Withdrawals from a Fixed Account Option may take place 30 days following the end of the corresponding Fixed Account Option period without being subject to an Excess Interest Adjustment.

VA340                                                    12

--------------------------------------------------------------------------------
                        ACCUMULATION PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

If the Owner does not specify a Fixed Account Option at the time of renewal, the Company will select the same Fixed Account Option period as has just expired, so long as such Fixed Account Option period is available and does not extend beyond the Income Date. If such Fixed Account Option period does extend beyond the Income Date, the Company will choose the longest Fixed Account Option period that will not extend beyond such date. If a renewal occurs within one year of the Income Date, the Company will credit interest up to the Income Date at the then Current Interest Rate for the 1-Year Fixed Account Option.

FIXED ACCOUNT CONTRACT VALUE. The Fixed Account Contract Value under the Contract shall be the sum of all monies allocated or transferred to the Fixed Account Options, reduced by any applicable taxes, plus all interest credited to the Fixed Account Options, adjusted for withdrawals (including any applicable charges and adjustments for such withdrawals), transfers and charges.

EXCESS INTEREST ADJUSTMENT. Except in the 30-day period following the end of a Fixed Account Option, any amount withdrawn, transferred, or annuitized from a Fixed Account Option will be subject to an Excess Interest Adjustment. If the Base Interest Rate credited to a new Fixed Account Option at the time of withdrawal or transfer (see J below) is higher than the Base Interest Rate guaranteed at allocation to a Fixed Account Option (see I below), a downward adjustment may apply, potentially reducing the amount withdrawn, transferred or annuitized. If the Base Interest Rate credited to a new Fixed Account Option at the time of withdrawal or transfer (see J below) is lower than the Base Interest Rate guaranteed at the time of allocation to a Fixed Account Option (see I below), an upward adjustment may apply, potentially increasing the amount withdrawn, transferred or annuitized. The Excess Interest Adjustment will be calculated by multiplying the amount withdrawn, transferred or annuitized by the formula described below:

                                [1+I](m/12)
                                ----------------- -1
                                [1+J+.005] (m/12)

where:

     I= The Base Interest Rate credited to the existing Fixed Account Option period.

     J= The Base Interest Rate that would be credited, at the time of withdrawal, transfer, or annuitization to a new Fixed Account Option period of the same duration. When no Fixed Account Option period of the same duration is available, the rate will be established by linear interpolation.

     m= The number of complete months remaining to the end of current Fixed Account Option period.

There will be no Excess Interest Adjustment when J is less than I by 0.5% or less.

In addition, the Excess Interest Adjustment will not be applied to:

     1.   the payment of death benefit proceeds;

     2. an Income Option that is life contingent or results in payments spread over at least five years;

     3.   amounts withdrawn for Contract charges;

     4.   amounts transferred or withdrawn from the 1-Year Fixed Account Option;
          or

     5.   amounts withdrawn under the Additional Free Withdrawal provision.

In no event will a total withdrawal from a Fixed Account Option be less than the Fixed Account Minimum Value.

VA340                                                    13

--------------------------------------------------------------------------------
                              WITHDRAWAL PROVISIONS
--------------------------------------------------------------------------------

At or before the Income Date, the Owner may withdraw all or part of the amounts under this Contract by informing the Company at the Service Center. For full withdrawal, this Contract, or a completed Lost Contract Affidavit, must be returned to the Service Center.

Premiums withdrawn from the Contract Value may be subject to Withdrawal Charges and Recapture Charges. In addition to a Withdrawal Charge and Recapture Charge, a withdrawal from a Fixed Account Option may also incur an Excess Interest Adjustment.

Upon full withdrawal, the Owner will receive the Withdrawal Value. The Withdrawal Value will be based on values at the end of the Business Day on which the request for withdrawal is received at the Service Center in Good Order. IN NO EVENT SHALL THE AMOUNT WITHDRAWN, WHETHER A FULL WITHDRAWAL OR PARTIAL WITHDRAWAL, EXCEED THE WITHDRAWAL VALUE.

Except in connection with a systematic withdrawal program, the minimum partial withdrawal amount is [$500], or if less, the Owner's entire interest in the Investment Division or Fixed Account Option from which a withdrawal is requested.

The Owner's interest in the Investment Division or Fixed Account Option from which the withdrawal is requested must be at least [$100] after the withdrawal is completed if anything is left in that Investment Division or Fixed Account Option.

Unless otherwise specified, the withdrawal will be made from each Investment Division and each Fixed Account Option in proportion to their current value. Withdrawals will be based on values at the end of the Business Day on which the request for withdrawal is received in Good Order at the Service Center.

The Company will waive the Withdrawal Charge and Recapture Charge on any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code. If You request an amount greater than the required minimum distribution for this Contract, the entire withdrawal will be subject to the Withdrawal Charge and Recapture Charge.

You may elect to take a systematic withdrawal by surrendering a specific sum or a certain percentage on a monthly, quarterly, semiannual or annual basis, subject to a [$50] minimum withdrawal. Such withdrawals will be counted in determining the portion of the Contract Value taken as an Additional Free Withdrawal. Systematic withdrawals in excess of the Additional Free Withdrawal amount may be subject to a Withdrawal Charge, Recapture Charge and/or an Excess Interest Adjustment.

WITHDRAWAL CHARGE. A Withdrawal Charge may be imposed upon certain withdrawals and in the event of payments under an income option commencing during the first Contract Year. Withdrawal Charges will be calculated in accordance with the Withdrawal Charge schedule on the Contract Data Page. The Withdrawal Charge is equal to the Withdrawal Charge percentage applied to the portion of Remaining Premium withdrawn. The Withdrawal Charge will be taken from the Investment Divisions and the Fixed Account Options in the same proportion as the requested withdrawal.

The Withdrawal Charge will be deducted from the remaining Contract Value such that the actual reduction in Contract Value as a result of the withdrawal may be greater than the withdrawal amount requested and paid.

VA340                                                    14

--------------------------------------------------------------------------------
                         WITHDRAWAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

For purposes of determining the Withdrawal Charge, earnings are defined as the excess of the Contract Value over the sum of remaining Contract Enhancements and Remaining Premiums. Withdrawals will be allocated first to earnings, if any (which may be withdrawn free of any Withdrawal Charge), second to Remaining Premium on a first-in, first-out basis so that all withdrawals will be allocated to Remaining Premium to which the lowest (if any) Withdrawal Charges apply, and third to Contract Enhancements (which may be withdrawn free of any Withdrawal Charge.)

RECAPTURE CHARGE. The Contract Enhancement may be recaptured upon certain withdrawals and in the event of payments under an income option. Recapture Charges will be calculated in accordance with the Recapture Charge schedule set forth on the Contract Data Page. The Recapture Charge is equal to the Recapture Charge percentage applied to the portion of Remaining Premium withdrawn. The Recapture Charge will be taken from the Investment Divisions and the Fixed Account Options in the same proportion as the requested withdrawal.

The Recapture Charge will be deducted from the remaining Contract Value such that the actual reduction in Contract Value as a result of the withdrawal may be greater than the withdrawal amount requested and paid.

For purposes of determining the Recapture Charge, earnings are defined as the excess of the Contract Value over the sum of remaining Contract Enhancements and Remaining Premiums. Withdrawals will be allocated first to earnings, if any (which may be withdrawn free of any Recapture Charge), second to Remaining Premium on a first-in, first-out basis so that all withdrawals will be allocated to Remaining Premium to which the lowest (if any) Recapture Charges apply, and third to Contract Enhancements (which may be withdrawn free of any Recapture Charge.)

ADDITIONAL FREE WITHDRAWAL. During a Contract Year, You may make partial withdrawals from the Contract without the Withdrawal Charge, Recapture Charge, and Excess Interest Adjustment being applied. This Additional Free Withdrawal is equal to: 1. 10% of Premium that remains subject to Withdrawal Charges and/or Recapture Charges and that has not been previously withdrawn (this can be utilized once or in segments throughout the Contract Year); less, 2. earnings, as defined in the Withdrawal Charge and Recapture Charge provision. Any amount to satisfy the minimum required distribution would reduce the amount available under your additional free withdrawal.

IN NO EVENT SHALL THE ADDITIONAL FREE WITHDRAWAL EXCEED THE WITHDRAWAL VALUE.

Withdrawal Charges, Recapture Charges, and Excess Interest Adjustments are waived on amounts withdrawn that are less than or equal to the Additional Free Withdrawal. Although Additional Free Withdrawals reduce principal in either the Investment Division and/or the Fixed Account Option, they do not reduce Remaining Premium. As a result, You will not receive the benefit of an Additional Free Withdrawal if you take a full withdrawal. Withdrawals during the Contract Year in excess of the Additional Free Withdrawal may be subject to a Withdrawal Charge and Recapture Charge, as well as any applicable Excess Interest Adjustment.

VA340                                                    15

--------------------------------------------------------------------------------
                         WITHDRAWAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

WAIVER OF THE WITHDRAWAL CHARGE AND RECAPTURE CHARGE DUE TO TERMINAL ILLNESS. If the Owner incurs a Terminal Illness while the Contract's Withdrawal Charge and/or Recapture Charge would normally apply, the Company will waive the Withdrawal Charge and Recapture Charge on any amounts the Owner requests withdrawn from the Contract under this provision. The Excess Interest Adjustment may apply. Amounts You request withdrawn from the Contract under this provision will not reduce Remaining Premium.

You can withdraw an amount without a Withdrawal Charge or Recapture Charge pursuant to this benefit only once, regardless of the subsequent occurrence of the same condition or the occurrence of a different condition. You are not eligible for this waiver if You have a Terminal Illness on the Issue Date of the Contract.

The amount withdrawn pursuant to this provision shall be requested by the Owner up to 100% of the Contract Value. The amount withdrawn pursuant to this provision shall not exceed [$250,000] and will be taken from the Separate Account Contract Value and the Fixed Account Contract Value as stated in the Withdrawal Provisions of this Contract. A withdrawal from the Fixed Account Option(s) may be subject to an Excess Interest Adjustment. This may mean an increase or decrease in the amount of Your benefit.

CLAIM REQUIREMENTS. Written proof of the Owner's Terminal Illness must be received in Good Order at the Service Center before a Terminal Illness benefit payment will be considered. Written proof includes a properly completed Company claim form, Your signed medical records release, and a Physician's statement of condition satisfactory to the Company. The Company reserves the right to request additional medical information from any Physician or institution which may have provided treatment for the Terminal Illness. The Company may require, at its expense, an additional examination by a Physician of its choice. If there is a discrepancy between medical opinions, the opinion of the Company's Physician will govern, unless state law requires otherwise.

For the purpose of this Terminal Illness Benefit, Physician's statement means a written statement, acceptable to the Company, signed by a Physician which:

     1. gives the Physician's diagnosis of the Owner's noncorrectable medical condition; and

     2. states with reasonable medical certainty, that the noncorrectable medical condition will result in the death of the Owner within twelve
          (12) months or less from the date of the Physician's statement.

This statement will take into consideration the ordinary and reasonable medical care, advice and treatment available in the same or similar communities.

Written notice and proof of claim must be submitted to the Service Center any time after the date the Owner develops a Terminal Illness. Contact the Service Center for details on how to apply for benefits under this provision.

A PAYMENT UNDER THIS PROVISION MAY BE TAXABLE. AS WITH ALL TAX MATTERS, YOU ARE ENCOURAGED TO SEEK LEGAL AND/OR TAX ADVICE.


VA340                                                    16

--------------------------------------------------------------------------------
                         WITHDRAWAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

WAIVER OF WITHDRAWAL CHARGE AND RECAPTURE CHARGE FOR SPECIFIED CONDITIONS. If the Owner incurs one of the Specified Conditions, as set out below, while the Contract's Withdrawal and/or Recapture Charge would normally apply, the Company will waive the Withdrawal Charge and Recapture Charge on any amounts the Owner requests withdrawn from the Contract under this provision. The Excess Interest Adjustment may apply. Amounts You request withdrawn from the Contract under this provision will not reduce Remaining Premium.

You can withdraw an amount without a Withdrawal Charge or Recapture Charge pursuant to this benefit only once, regardless of the subsequent occurrence of the same condition or the occurrence of a different condition. You are not eligible for this waiver if You have or have had one of these Specified Conditions on the Issue Date of the Contract.

Each of the following is a SPECIFIED CONDITION:

     o HEART ATTACK: The death of a portion of heart muscle (myocardium) resulting from a blockage of one or more coronary arteries.

     o STROKE: Any acute cerebral vascular accident producing neurological impairment and resulting in paralysis or other measurable objective neurological deficit persisting for at least 30 days.

     o CORONARY ARTERY SURGERY: The actual undergoing of bypass surgery using either a saphenous vein or internal mammary artery graft for the treatment of coronary artery disease.

     o LIFE-THREATENING CANCER: Only those types of cancer manifested by the presence of a malignant tumor characterized by the uncontrolled growth and spread of malignant cells and the invasion of tissue. As used herein, leukemia and Hodgkin's disease (except Stage I Hodgkin's disease) shall be considered life-threatening cancer. LIFE-THREATENING CANCER DOES NOT INCLUDE premalignant tumors or polyps, cancer in situ, intraductal noninvasive carcinoma of the breast, carcinoid of the appendix, Stage I transitional carcinoma of the urinary bladder or any skin cancers other than melanomas.

     o RENAL FAILURE: The end stage of chronic, irreversible failure of both kidneys to function, necessitating regular renal dialysis expected to continue for a period of at least 6 months or resulting in renal transplantation.

     o ALZHEIMER'S DISEASE: Shall be defined as a progressive degenerative disease of the brain characterized by the loss of intellectual capacity involving impairment of memory or judgment or changes in personality which result in a significant reduction in mental and social functioning and which requires continuous supervision. For the purpose of this benefit, Alzheimer's disease shall be evidenced by a diagnosis of Alzheimer's disease from a neurologist licensed in the United States. The term Alzheimer's disease does not include neuroses or psychotic illness.

VA340                                                    17

--------------------------------------------------------------------------------
                         WITHDRAWAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

The amount withdrawn under this provision without a Withdrawal Charge or Recapture Charge shall be as requested by the Owner up to 25% of the Contract Value. In the case of Joint Owners, this benefit applies to each of them up to 12 1/2% of the Contract Value. The amount withdrawn will be taken from the Separate Account Contract Value and the Fixed Account Contract Value as stated in the Withdrawal Provisions of this Contract. A withdrawal from the Fixed Account Option(s) may be subject to an Excess Interest Adjustment. This may mean an increase or decrease in the amount of Your benefit.

CLAIM REQUIREMENTS. Written proof of the Owner's Specified Condition must be received in Good Order by the Company at its Service Center before a Specified Condition benefit will be considered. Written proof includes a properly completed Company claim form, Your signed medical records release, and a Physician's statement of condition satisfactory to the Company. The Company reserves the right to request additional medical information from any Physician or institution which may have provided treatment for the Specified Condition. The Company may require, at its expense, an additional examination by a Physician of its choice. If there is a discrepancy between medical opinions, the opinion of the Company's Physician will govern, unless state law requires otherwise.

For purposes of this Specified Condition benefit, Physician's statement means a written statement, acceptable to the Company, signed by a Physician which:

     1.   gives the Physician's  diagnosis of the Owner's  Specified  Condition,
          including   documentation   supported   by   clinical,   radiological,
          histological or laboratory evidence of the condition; and

     2. gives the Physician's diagnosis of life-threatening cancer according to the criteria of malignancy established by The American Board of Pathology after a study of the histocytologic architecture or pattern of the suspect tumor, tissue or specimen; or

     3. gives the Physician's diagnosis of a heart attack including each and all the following three criteria:

          a.   a clinical picture of a myocardial infarction; and

          b.   electrocardiographic   findings   consistent  with  a  myocardial
               infarction; and

          c. elevation of cardiac enzymes above standard laboratory levels of normal (in the case of CPK, a CPK-MB measurement must be used).

Written notice and proof of claim must be submitted to the Service Center anytime after the date the Owner develops a Specified Condition. Contact the Service Center for details on how to apply for benefits under this provision.

A PAYMENT UNDER THIS PROVISION MAY BE TAXABLE. AS WITH ALL TAX MATTERS, YOU ARE ENCOURAGED TO SEEK LEGAL AND/OR TAX ADVICE.

VA340                                                    18

--------------------------------------------------------------------------------
                         WITHDRAWAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

WAIVER OF WITHDRAWAL CHARGE AND RECAPTURE CHARGE FOR EXTENDED CARE. If You are confined as an inpatient to a Nursing Home or Hospital for ninety (90) consecutive days, a period during which the Withdrawal Charge and/or Recapture Charge otherwise would normally apply, the Company will waive the Withdrawal Charge and Recapture Charge on any amounts You request withdrawn from the Contract under this provision. The Excess Interest Adjustment may apply. Amounts You request withdrawn from the Contract under this provision will not reduce Remaining Premium.

You can withdraw an amount without a Withdrawal and Recapture Charge pursuant to this benefit only once, regardless of the subsequent occurrence of the same condition or the occurrence of a different condition. You are not eligible for this waiver if:

     1.   You are confined to a Nursing Home or Hospital  during the  thirty-day
          (30) period following the Issue Date, unless such confinement is not related to a subsequent confinement for which You request the waiver; or,

     2.   You are no longer confined to a Nursing Home or Hospital.

Confinement to the Nursing Home or Hospital must be prescribed by a Physician and be medically necessary, meaning the confinement is appropriate and consistent with the diagnosis in accordance with accepted standards of practice, and which could not have been omitted without adversely affecting the confined Owner's condition.

Withdrawals made pursuant to this provision shall be up to 100% of the Contract Value. The amount withdrawn pursuant to this provision shall not exceed [$250,000] and will be taken from the Separate Account Contract Value and the Fixed Account Contract Value as stated in the Withdrawal Provisions of this Contract. A withdrawal from the Fixed Account Option(s) may be subject to an Excess Interest Adjustment. This may mean an increase or decrease in the amount of Your benefit.

CLAIM REQUIREMENTS. Written notice and proof of claim of the Owner's confinement must be submitted to the Company at its Service Center 90 days after the date the Owner becomes confined to a Nursing Home or Hospital before a waiver will be considered pursuant to this provision. Written proof includes: (1) a properly completed Company claim form; (2) Your signed medical records release; and (3) a Physician's statement of condition satisfactory to the Company. The Company reserves the right to request additional medical information from any Physician, Hospital or Nursing Home. The Company may require, at its expense, an additional examination by a Physician of its choice. If there is a discrepancy between medical opinions, the opinion of the Company's Physician will govern, unless state law requires otherwise.

A PAYMENT UNDER THIS PROVISION MAY BE TAXABLE. AS WITH ALL TAX MATTERS, YOU ARE ENCOURAGED TO SEEK LEGAL AND/OR TAX ADVICE.

VA340                                                    19

--------------------------------------------------------------------------------
                            DEATH BENEFIT PROVISIONS
--------------------------------------------------------------------------------

DEATH OF OWNER BEFORE THE INCOME DATE. Upon the Owner's death, or the death of any Joint Owner, before the Income Date, the death benefit will be paid to the Beneficiary(ies) designated by the Owner. Upon the death of a Joint Owner, the surviving Joint Owner, if any, will be treated as the primary Beneficiary. Any other beneficiary designation on record at the Service Center at the time of death will be treated as a contingent Beneficiary.

If the Joint Owner, if any, or the Beneficiary is the spouse of the deceased Owner, he or she may elect to continue the Contract, at the current Contract Value, in his or her own name and exercise all the Owner's rights under the Contract.

o DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE. The death benefit is equal to the greater of:

     1.   The current Contract Value; or

     2. all Premiums (net of any applicable premium tax) paid into the Contract, less any withdrawals and any applicable Contract charges assessed and adjustments to such withdrawals incurred since the issuance of the Contract.

All adjustments will occur at the time of the withdrawal or Premium payment. All adjustments for amounts withdrawn will reduce the death benefit in the same proportion that the Contract Value was reduced on the date of such withdrawal.

The death benefit amount will be determined as of the end of the Business Day when due proof of the Owner's death satisfactory to the Company and an election as to the type of death benefit option is received by the Company at its Service Center in Good Order.

From the time of death of the Owner until the death benefit amount is determined, any amount allocated to an Investment Division will be subject to investment risk. This investment risk is borne by the Beneficiary(ies).

o DEATH BENEFIT OPTIONS BEFORE INCOME DATE. In the event of the Owner's death or the death of a Joint Owner before the Income Date, a Beneficiary must request that the death benefit be paid under one of the death benefit options below unless the Owner did so previously. The following are the available death benefit options:

     1.   Option 1 - single lump-sum payment of the death benefit; or

     2. Option 2 - payment of the entire death benefit within five years of the date of the death of the Owner or any Joint Owner; or

     3. Option 3 - payment of the death benefit under an income option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one year of the date of the death of the Owner or Joint Owner.

Any portion of the death benefit not applied under Option 3 within one year of the date of the Owner's death must be distributed within five years of the date of the Owner's death.

If a single lump-sum payment is requested, the amount will be paid within seven days of receipt of proof of death and the election in Good Order at the Service Center, unless either the Suspension of Payments or Deferment of Payments under the General Provisions is in effect.

VA340                                                    20

--------------------------------------------------------------------------------
                        DEATH BENEFIT PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

Payment to the Beneficiary, other than in a single lump-sum, may only be elected during the 60-day period beginning with the date of receipt of proof of death in Good Order by the Service Center.

SPOUSAL CONTINUATION OPTION. If the Joint Owner, if any, or the Beneficiary is the spouse of the deceased Owner, he or she may elect to continue the Contract in his or her own name, at the current Contract Value, and exercise all the Owner's rights under the Contract in lieu of taking the death benefit as a lump-sum payment.

SPECIAL SPOUSAL CONTINUATION OPTION. In lieu of taking the death benefit as a lump-sum payment or continuing the Contract at the then current Contract Value, if the Beneficiary is the spouse of the Contract Owner, he or she may elect to continue the Contract at an adjusted Contract Value as described below. The spouse will then exercise all the Contract Owner's rights under the Contract. The date that the Company receives the spouse's written request to continue the Contract, under this Special Spousal Continuation Option, and proof of the death of the Contact Owner in Good Order will be referred to as the Continuation Date.

The Contract Value for the continuing Contract will be adjusted so that it will equal the amount of the death benefit that would have been payable as a lump sum payment at Your death. If the Contract Value on the Continuation Date is less than the death benefit, an amount will be added to the Contract Value to make up the difference. This amount is referred to as the Continuation Adjustment. The Continuation Adjustment will be allocated among the Contract Options in accordance with the current instructions for the Contract, subject to any minimum allocation restrictions unless the Company receives other allocation instructions with the Special Spousal Continuation Option election. No Contract Enhancement will be credited for the Continuation Adjustment. Withdrawal Charges and Recapture Charges will continue with the same schedule as prior to the initial Owner's death. However, no Withdrawal Charge or Recapture Charge schedule will apply to the Continuation Adjustment.

For purposes of determining future death benefits under the continuing Contract, the Contract Value following the application of any Continuation Adjustment will be considered as the initial Premium of the continuing Contract. Any future death benefit, including an enhanced death benefit, if any, will be determined on that basis and will use the age of the surviving spouse on the Continuation Date.

This Special Spousal Continuation Option can only be exercised one time under this Contract, but may not be available if the Owner elected to pre-select the death benefit option. Any benefit available under this Special Spousal Continuation Option will end upon the change of ownership or assignment of the Contract.

PRE-SELECTED DEATH BENEFIT OPTION ELECTION. Prior to the Income Date, the Owner may designate the option under which the death benefit will be paid. This designation of the death benefit option must be given in a form acceptable to the Company, and will take effect only after being recorded by the Company.

VA340                                                    21

--------------------------------------------------------------------------------
                        DEATH BENEFIT PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

The Owner may elect any death benefit option described in this Contract, or other death benefit option, as agreed upon by the Company at the time of election. Once elected, the designation can only be revoked or changed by the Owner in a form acceptable to the Company. Upon the death of the Owner, the Beneficiary may not revoke or modify the death benefit option elected, subject to the requirements of the Internal Revenue Code. However, at the time of the Owner's death, the Company reserves the right to change or modify the death benefit option if the death benefit option previously elected exceeds the life expectancy of the Beneficiary. If a Pre-selected Death Benefit Option Election is not made by the Owner prior to the Owner's death, the Beneficiary may request that the death benefit be paid under any of the death benefit options described in this Contract, or other death benefit option, as agreed upon by the Company at the time of request.

If this Pre-selected Death Benefit Option Election is in force at the time of the Owner's death, the payment of the death benefit may not be postponed, nor can the Contract be continued under any provisions of this Contract. These restrictions apply even if the Beneficiary is the spouse of the Owner, unless such restriction is prohibited by law.

DEATH OF OWNER AFTER THE INCOME DATE. If the Owner or any Joint Owner, who is not an Annuitant, dies after the Income Date, any remaining payments under the income option elected will continue at least as rapidly as under the method of distribution in effect at the Owner's death. Upon the Owner's death after the Income Date, the Beneficiary becomes the Owner.

DEATH OF ANNUITANT BEFORE INCOME DATE. Upon the death of an Annuitant who is not an Owner before the Income Date, the Contract remains in force and the Owner will become the Annuitant. The Owner may designate a new Annuitant, subject to the Company's administrative rules then in effect. However, if the Owner is not a natural person, the death of the primary Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated.

DEATH OF ANNUITANT AFTER INCOME DATE. Upon the death of the Annuitant after the Income Date, the death benefit, if any, will be as specified in the income option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

VA340                                                    22

--------------------------------------------------------------------------------
                                INCOME PROVISIONS
--------------------------------------------------------------------------------

INCOME DATE. If no Income Date is selected, the Income Date will be the Latest Income Date. At any time at least seven days prior to the Income Date then indicated on the Company's records, the Owner may change the Income Date to any date later than the Income Date currently on record by written notice to the Service Center, subject to the Latest Income Date.

INCOME OPTIONS. The Owner, or any Beneficiary who is so entitled, may elect to receive a single lump-sum. However, a single lump-sum distribution may be deemed to be a withdrawal. Alternatively, an income option may be elected. The Owner may, upon prior written notice to the Company at its Service Center, elect an income option at any time prior to the Income Date or change an income option up to seven days before the Income Date. Unless otherwise designated, the Owner will be the payee.

If no other income option is elected, monthly annuity payments will be made in accordance with Option 3 below, a life annuity with [120]-month period certain. Payments will be made in monthly, quarterly, semiannual or annual installments as selected by the Owner. However, if the amount available to apply under an income option is less than [$5,000], and state law permits, the Company has the right to make payments in one single lump-sum. In addition, if the first payment provided would be less than [$50], and state law permits, the Company may require the frequency of payments be at quarterly, semiannual or annual intervals so as to result in an initial payment of at least [$50].

NO WITHDRAWALS OF CONTRACT VALUE ARE PERMITTED DURING THE ANNUITY PERIOD FOR ANY
INCOME   OPTION  UNDER  WHICH   PAYMENTS   ARE  BEING  MADE   PURSUANT  TO  LIFE
CONTINGENCIES.

Upon written election filed with the Company at its Service Center, the Contract Value less any applicable Recapture Charge will be applied to provide one of the following income options. Withdrawal Charges will apply if the annuity payments begin within one year of the Issue Date. Any Excess Interest Adjustment will be waived if the Income Option selected is life contingent or results in payments spread over at least 5 years.

OPTION 1 - LIFE INCOME. An annuity payable monthly during the lifetime of the Annuitant. Under this income option, no further annuity payments are payable after the death of the Annuitant, and there is no provision for a death benefit payable to the Owner. Therefore, it is possible under Option 1 for the Owner to receive only one monthly annuity payment under this income option if the Annuitant has an early death.

OPTION 2 - JOINT AND SURVIVOR. An annuity payable monthly while both the Annuitant and a designated second person are living. Upon the death of either person, the monthly annuity payments will continue during the lifetime of the survivor at either the full amount previously payable or as a percentage (either one-half or two-thirds) of the full amount, as chosen at the time of election of the income option. If a reduced annuity payment to the survivor is desired, variable annuity payments will be determined using either one-half or two-thirds of the number of each type of Annuity Unit credited. Fixed annuity payments will be equal to either one-half or two-thirds of the fixed annuity payment payable during the joint life of the Annuitant and the designated second person.

VA340                                                    23

--------------------------------------------------------------------------------
                           INCOME PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

Annuity payments terminate automatically and immediately upon the death of the surviving person without regard to the number or total amount of payments received. There is no minimum number of fixed annuity payments, and it is possible to have only one monthly annuity payment if both the Annuitant and the designated second person die before the due date of the second payment.

OPTION 3 - LIFE ANNUITY WITH [120] OR [240] MONTHLY PERIODS GUARANTEED. An annuity payable monthly during the lifetime of the Annuitant with the guarantee that if, at the death of the Annuitant, payments have been made for fewer than the guaranteed [120] or [240] monthly periods, as elected, the balance of the guaranteed number of payments will continue to be made to the Owner as scheduled. In the event the Owner dies before the specified number of guaranteed payments has been made, the Beneficiary(ies) may elect to continue receiving the fixed and variable payments according to the terms of this Contract or may alternatively elect to receive the present value of any remaining guaranteed payments in a single lump-sum, the amount of which is calculated by the Company. The present value of any remaining guaranteed payments will be based on the total annuity payment as of the date of the calculation.

OPTION 4 - INCOME FOR A SPECIFIED PERIOD. Under this income option, the Owner can elect monthly payments for any number of years from [5] to [30]. This election must be made for full 12-month periods. In the event the Owner dies before the specified number of payments has been made, the Beneficiary(ies) may elect to continue receiving the fixed and variable payments according to the terms of this Contract or may alternatively elect to receive the present value of any remaining guaranteed payments in a single lump-sum, the amount of which is calculated by the Company. The present value of any remaining guaranteed payments will be based on the total annuity payment as of the date of the calculation.

ADDITIONAL OPTIONS. The Company may make other income options available including income options for longer periods.

FIXED ANNUITY PAYMENTS. To the extent a fixed income option has been elected, the Contract Value allocated to the fixed annuity payment option, less any applicable Recapture Charges, taxes and other Contract charges, shall be applied to the payment of the income option elected at annuity rates at least as great as the annuity rates based upon the Table of Income Options specified in the Contract.

The appropriate rate must be determined by the sex (except where, as in the case of certain Qualified Plans and other employer-sponsored retirement plans, such classification is not permitted) and age of the Annuitant and designated second person, if any.

In no event will the fixed payments be changed once they begin.

VARIABLE ANNUITY PAYMENT. The initial variable annuity payment is determined by taking the Contract Value allocated to that Investment Division, less any applicable Recapture Charges, taxes and other Contract charges, and then applying it to the Table of Income Options specified in the Contract. The appropriate rate must be determined by the sex (except where, as in the case of certain Qualified Plans and other employer-sponsored retirement plans, such classification is not permitted) and age of the Annuitant and designated second person, if any.

VA340                                                    24

--------------------------------------------------------------------------------
                           INCOME PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

The first variable annuity payment is divided by the value of an Annuity Unit as of the Income Date to establish the number of Annuity Units representing each variable annuity payment. The number of Annuity Units determined for the first variable annuity payment remains constant for the second and subsequent variable annuity payments, assuming that no reallocation of Contract Values is made.

The amount of the second and each subsequent variable annuity payment is determined by multiplying the number of Annuity Units by the Annuity Unit Value as of the Business Day next preceding the date on which each payment is due.

ANNUITY UNIT VALUE. The initial value of an Annuity Unit of each Investment Division was set when the Investment Divisions were established. The value may increase or decrease from one Business Day to the next. The Table of Income Options contained in the Contract is based on the assumed net investment rates described in the Basis of Computation provision. If the actual net investment rate experienced by an Investment Division exceeds the assumed net investment rate, variable annuity payments will increase over time. Conversely, if the actual net investment rate is less than the assumed net investment rate, variable annuity payments will decrease over time. If the actual net investment rate equals the assumed net investment rate, the variable annuity payments will remain constant.

The value of a fixed number of Annuity Units will reflect the investment performance of the Investment Divisions, and the amount of each payment will vary accordingly.

For each Investment Division, the value of an Annuity Unit for any Business Day is determined by multiplying the Annuity Unit Value for the immediately preceding Business Day by the net investment factor for the Business Day for which the Annuity Unit Value is being calculated. The result is then multiplied by a second factor which offsets the effect of the assumed net investment rate. The net investment factor, which reflects changes in the net asset value of Investment Divisions, is determined by dividing 1. by 2., and then subtracting
3. from the result, where:

1.   Is the net result of:

     a. the net asset value of an Investment Division determined as of the end of the Business Day, plus

     b. the per share amount of any dividend or other distribution declared by the Investment Division if the "ex-dividend" date occurs on the Business Day, plus or minus

     c. a per share credit or charge with respect to any taxes paid or reserved for by the Company which are determined by the Company to be attributable to the operation of the Investment Division (no federal income taxes are applicable under present law);

2. Is the net asset value of the Investment Division determined as of the end of the preceding Business Day; and

3.   Is the asset charge  factor  determined by the Company for the Business Day
     to  reflect  the  applicable   Mortality  and  Expense   Charge,   and  the
     Administration Charge.

VA340                                                    25

--------------------------------------------------------------------------------
                              TERMINATION PROVISION
--------------------------------------------------------------------------------

This Contract will terminate and all benefits under this Contract will cease on the earlier of:

1.   the date of a full surrender;

2.   the date the Contract Value falls to zero for any reason; or

3. the date upon which due proof of death of the Owner (or any Joint Owner) and an election of the type of payment to the Beneficiary(ies) is received at Our Service Center in Good Order.

VA340                                                    26

--------------------------------------------------------------------------------
                             TABLE OF INCOME OPTIONS
--------------------------------------------------------------------------------

The following table is for this Contract whose net proceeds are $1,000, and will apply pro rata to the amount payable under this Contract.

------------------- --------------------------------------------------------------------------------------------------------
  UNDER OPTION 4                                   MONTHLY INSTALLMENT UNDER OPTIONS 1 OR 3
------------------- --------------------------------------------------------------------------------------------------------
---------- -------- ------ ----------------- ------- ------------------ ------- ----------------- ------- ------------------
No. of Monthly Age No. of Mos. Age No. of Mos. Age No. of Mos. Age No. of Mos.
Monthly Install-mofts ---------------- of Certain of Certain of Certain
Install-ments Annui-tant Certain Annui-tant Annui-tant Annui-tant
---------- -------- ------ ----------------- ------- ------------------ ------- ----------------- ------- ------------------
---------- -------- ------ ----- ----- ----- ------- ------ ----- ----- ------- ----- ----- ----- ------- ------ ----- -----
                    Male   Life  120   240    Male   Life   120   240   Female  Life  120   240   Female  Life   120   240
---------- -------- ------ ----- ----- ----- ------- ------ ----- ----- ------- ----- ----- ----- ------- ------ ----- -----
---------- -------- ------ ----- ----- ----- ------- ------ ----- ----- ------- ----- ----- ----- ------- ------ ----- -----
   60       17.59    40    3.48  3.47  3.44    70    6.58   6.13  5.08    40    3.32  3.31  3.30    70    5.92   5.69  4.97
   72       14.87    41    3.52  3.51  3.48    71    6.81   6.30  5.12    41    3.35  3.35  3.33    71    6.13   5.85  5.03
   84       12.93    42    3.57  3.56  3.51    72    7.06   6.46  5.17    42    3.39  3.39  3.37    72    6.35   6.02  5.08
   96       11.48    43    3.61  3.60  3.56    73    7.33   6.63  5.20    43    3.43  3.42  3.40    73    6.59   6.20  5.13
   108      10.35    44    3.66  3.65  3.60    74    7.62   6.80  5.24    44    3.47  3.46  3.44    74    6.85   6.38  5.18
   120      9.44     45    3.72  3.70  3.64    75    7.92   6.97  5.27    45    3.51  3.51  3.48    75    7.13   6.57  5.22
   132      8.71     46    3.77  3.75  3.69    76    8.25   7.15  5.29    46    3.56  3.55  3.52    76    7.43   6.76  5.25
   144      8.09     47    3.83  3.80  3.73    77    8.60   7.32  5.32    47    3.61  3.60  3.56    77    7.76   6.96  5.29
   156      7.58     48    3.89  3.86  3.78    78    8.98   7.49  5.34    48    3.66  3.65  3.60    78    8.11   7.15  5.31
   168      7.13     49    3.95  3.92  3.83    79    9.38   7.66  5.35    49    3.71  3.70  3.65    79    8.50   7.35  5.33
   180      6.75     50    4.01  3.98  3.88    80    9.81   7.83  5.37    50    3.76  3.75  3.70    80    8.92   7.55  5.35
   192      6.41     51    4.08  4.05  3.94    81    10.27  7.99  5.38    51    3.82  3.81  3.75    81    9.37   7.74  5.37
   204      6.12     52    4.15  4.12  3.99    82    10.76  8.14  5.39    52    3.88  3.86  3.80    82    9.86   7.92  5.38
   216      5.86     53    4.23  4.19  4.05    83    11.29  8.28  5.40    53    3.95  3.93  3.85    83    10.40  8.10  5.39
   228      5.62     54    4.31  4.26  4.11    84    11.85  8.42  5.40    54    4.02  3.99  3.91    84    10.97  8.27  5.40
   240      5.42     55    4.39  4.34  4.17    85    12.44  8.55  5.41    55    4.09  4.06  3.97    85    11.60  8.42  5.40
   252      5.23     56    4.48  4.42  4.23    86    13.08  8.67  5.41    56    4.16  4.13  4.02    86    12.27  8.56  5.41
   264      5.06     57    4.58  4.51  4.29    87    13.76  8.78  5.41    57    4.24  4.21  4.09    87    12.99  8.69  5.41
   276      4.90     58    4.68  4.60  4.35    88    14.48  8.88  5.41    58    4.33  4.29  4.15    88    13.76  8.80  5.41
   288      4.76     59    4.79  4.70  4.42    89    15.25  8.97  5.41    59    4.42  4.37  4.22    89    14.57  8.91  5.41
   300      4.63     60    4.90  4.80  4.48    90    16.06  9.05  5.41    60    4.52  4.46  4.28    90    15.43  9.00  5.41
   312      4.51     61    5.02  4.91  4.55    91    16.92  9.12  5.42    61    4.62  4.56  4.35    91    16.32  9.08  5.41
   324      4.40     62    5.15  5.03  4.61    92    17.84  9.19  5.42    62    4.73  4.66  4.42    92    17.26  9.15  5.42
   336      4.29     63    5.29  5.14  4.68    93    18.81  9.24  5.42    63    4.84  4.77  4.49    93    18.23  9.21  5.42
   348      4.20     64    5.44  5.27  4.74    94    19.84  9.29  5.42    64    4.97  4.88  4.56    94    19.24  9.26  5.42
   360      4.11     65    5.60  5.40  4.80    95    20.95  9.33  5.42    65    5.10  5.00  4.63    95    20.30  9.31  5.42
                     66    5.77  5.54  4.86    96    22.15  9.36  5.42    66    5.24  5.12  4.70    96    21.42  9.34  5.42
                     67    5.96  5.68  4.92    97    23.46  9.39  5.42    67    5.39  5.25  4.77    97    22.63  9.38  5.42
                     68    6.15  5.83  4.98    98    24.93  9.41  5.42    68    5.56  5.39  4.84    98    23.95  9.40  5.42
                     69    6.36  5.98  5.03    99    26.58  9.42  5.42    69    5.73  5.54  4.91    99    25.45  9.42  5.42
---------- -------- ------ ----- ----- ----- ------- ------ ----- ----- ------- ----- ----- ----- ------- ------ ----- -----


NOTE: Due to the length of the information, the factors for Option 2 are available from the Service Center upon Your request.

BASIS OF COMPUTATION. [The actuarial basis for the Table of Income Options shall be the Annuity 2000 Mortality Table, with an assumed net investment rate of 3%, and a 2% expense load.] The interest rate used in the present value calculation referred to in Options 3 and 4 will be determined by the Company, but in no instance will it be greater than 1% higher than the rate used to calculate the initial payment. The differential in the interest rates is equivalent to a fee for the recalculation and commutation of the payments. The Table of Income Options does not include any applicable tax. The benefits of this Contract will not vary due to expense and/or mortality results.

VA340                                                    27